MINING LEASE

THIS MINING LEASE (the “Agreement”) is made this 27 day of October, 2005 by and between GREG KUZMA and HEIDI KUZMA, husband and wife (“Owner”); and MIRANDA U.S.A., INC., a Nevada corporation (“Lessee”).

RECITALS

A.  Owner owns and possesses thirty (30) unpatented lode mining claims situated in the_______ Mining District, Elko County, Nevada.  The claims are more particularly described as follows:

Claim Names	County Document Nos.	BLM Numbers
Angel Wings 1-27 and 30-32	511426-511455	NMC 854948-854977

The foregoing claims are located in Section 24, T. 44 N., R. 69 E.; and Sections 18-19, T. 44 N., R. 70 E., MDM.

These claims, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the “Property.”

B.  The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop, and mine the Property.

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THEREFORE, the parties have agreed as follows:

SECTION ONE

Lease Term and Royalties

1.1

Term of Lease.  Owner hereby leases the Property to Lessee for a term of twenty (20) years, and for so long thereafter as Lessee is engaged in mineral development, mining, or reclamation and closure activities on the Property.  The Effective Date of this Agreement will be October 27 , 2005, and all rights and obligations shall be calculated on the basis of that date.

1.2

Advance Minimum Royalty Payments.  Until production is achieved from the Property, Lessee shall make the following advance minimum royalty payments to Owner:

a.

Lessee shall pay Owner the sum of THIRTY-FIVE THOUSAND DOLLARS ($35,000.00) upon execution of this Agreement.

b.

Commencing with the first anniversary of the Effective Date, Lessee shall make the following advance minimum royalty payments to Owner:

Anniversary of Agreement	Advance Minimum Royalty Payment
1	$35,000.00
2	$40,000.00
3	$45,000.00
4	$55,000.00
5	$65,000.00

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6	$75,000.00
7 and all years thereafter	$85,000.00

The term “advance minimum royalty” shall mean that Owner will receive no production royalties (Section 1.3 below) until Lessee has recaptured all advance royalty payments previously made to Owner under this Agreement.  Payments made to Owner in any given lease year in which production occurs shall not be less than the advance minimum royalty payable in that year had no production occurred.  After recapture, Lessee shall pay production royalties in excess of the annual advance minimum royalties paid to Owner.

1.3

Royalty on Production.  Upon commencing production of valuable minerals from the Property, Lessee shall pay Owner a royalty on production in accordance with the following schedule:

Average Gold Price	Net Smelter Return
$250.00 (less than or equal to)	2.0%
$250.01 to $300.00	2.5%
$300.01 to $350.00	3.0%
$350.01 to $400.00	3.5%
$400.01 and above	4.0%

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The term “net smelter returns” shall mean the gross value of ores or concentrates shipped to a smelter or other processor (the term “gross value” referring to the gross units of the metals out-turned by the refiner or smelter, as reported on the refinery and smelter settlement sheets, multiplied by the appropriate price per unit of the out-turned metals), less the following expenses actually incurred and borne by Lessee:

a.

Taxes applicable under state, federal, or local law and any other tax or governmental levy or fee relating to production of precious metals or other products from the Property or the value thereof (other than taxes based upon income), it being understood that Owner and Lessee will pay their respective shares of the Nevada net proceeds of mine tax based upon their allocable shares, as determined by the Nevada Department of Taxation;

b.

Charges and costs, if any, for transportation of doré metal or concentrates only from the mine or mill to places where the minerals are smelted, refined and/or sold, but not any charges or costs of transportation of mineral or ores from any mine on the Property to an autoclave, concentrator, crusher, heap, or other leach process, mill or plant which is not a smelter or refinery; and

c.

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining, but not any charges or costs of beneficiation, concentration, leaching, milling, mining, or other processing, except smelting and refining.

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In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Lessee, charges, costs and penalties for such operations shall mean the amount Lessee would have incurred if such operations were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms.  Lessee shall not be allowed to deduct any charges or costs which are not otherwise expressly allowed by this Agreement.

Payment of production royalties shall be made not later than thirty (30) days after receipt of payment from the smelter.  All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

The price of gold, for the purpose of computing the net smelter percentage, shall be the average of the London PM fix for gold for the twenty (20) business days preceding the receipt of payment from the smelter.

If Lessee sells any concentrates, doré or ore of minerals other than gold or silver, the gross value shall be the value of such minerals determined by utilizing; (1) the mine weights  and assays for such minerals; (2) a reasonable recovery rate for the minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such minerals); and (3) the monthly average price for the minerals or product of the minerals for the month in which the concentrates, doré or ore was sold.  The monthly average price shall be determined by reference to the market for such minerals or product which is recognized in the mining industry as authoritative and

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reflective of the market for such minerals or product.

If Lessee produces refined or processed metals from minerals other than refined gold or refined silver, then gross value shall be equal to the amount of the proceeds received by Lessee during the month from the sale of such refined or processed metals.  Lessee shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining gross value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.4

Area of Influence.  All claims located by Owner or Lessee within one (1) mile of the exterior boundaries of the Property shall be subject to the terms and conditions of this Agreement, including any claims that lie partially within the Area of Interest, and shall be located in the Owner’s name.  Lessee shall approve all such locations in advance, and Lessee shall pay for all costs associated with the claim locations.  This Area of Influence shall not include any claims presently owned or subsequently located by third parties, any fee lands or patented claims, or any other mineral right or interest held by third parties.  Owner agrees to assist Lessee in identifying, in a timely manner, any targets outside of the Property that should be located by Lessee; all such claims shall become part of the Property.  Any addition of claims pursuant to this Section 1.4 shall not alter the monetary provisions of this Agreement.

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1.5

Delivery of Data.  Upon execution of this Agreement Owner shall deliver to Lessee copies of all maps, deeds, and other documents in its possession which pertain to the claim title and boundaries, prior workings, production history, and so forth.

SECTION TWO

Mining Operations

2.1

Right to Explore, Develop and Mine.  Upon execution of this Agreement, Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership of the Property.  However, Lessee may not commence development or mining activities on the Property without first providing Owner with a copy of the mine Plan of Operations approved by the lead government agency having responsibility for such approval.  Upon receiving the approved Plan of Operations and confirmation that Lessee has posted all reclamation bonds required by government agencies, Owner shall have the right and option, in Owner’s sole discretion, to transfer title to the Property to Lessee by way of a Quitclaim Deed.  The Deed shall reserve to Owner the advance mineral royalties of Section 1.2, the production royalties of Section 1.3, and rights of inspection relating to the royalty.  There will be no consideration paid to Owner for the transfer of title, and Lessee will assume all costs of filing the Quitclaim Deed.  Following transfer of title, Lessee shall own the Property, subject to the production royalty reserved by Owner and the rights and obligations of Lessee and Owner set forth in the Quitclaim Deed.

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2.2

Conduct of Work.  Lessee shall perform its exploration, development and mining activities on the Property in accordance with good mining practice, shall comply with the applicable laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker’s compensation laws of the State of Nevada.

2.3

Liability and Insurance.  During the term of the Agreement, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee’s activities on the Property.  Lessee shall provide Owner with a certificate of insurance evidencing liability coverage for Lessee’s operations and agrees to purchase or otherwise arrange at its own expense and to keep in force at all times when it may be mining, exploring or in use of the Property, during the term of this Agreement, directly or through the services of any independent contractor, and at all times during the term of this Agreement, insurance, including, but not being limited to, the following:

a.

Workmen’s Compensation Insurance covering all persons engaged in the performance of the work required by the laws of the state in which said work is performed; and

b.

Comprehensive General Public Liability Insurance against claims for bodily injury or death or property damage arising out of or resulting from the use of the Property.  Such insurance shall be in an amount not less than $1,000,000.00 per accident, increasing to $2,000,000.00 per accident upon commencement of production, provided

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that such insurance is reasonably available.  The insurance policy shall name Owner as an additional insured.

2.4

Liens.  Lessee shall keep the Property free and clear from any and all mechanics’ or laborers’ liens arising from labor performed on or material furnished to the Property at Lessee’s request.  However, a lien on the Property shall not constitute a default if Lessee, in good faith, disputes the validity of the claim, in which event the existence of the lien shall constitute a default thirty (30) days after the validity  of the lien has been adjudicated adversely to Lessee.

2.5

Installation  of  Equipment.   Lessee may install, maintain, replace, and re-move during the term of this Agreement any and all mining machinery, equipment, tools, and facilities which it may desire to use in connection with its mining activities on the Property.  Upon termination of this Agreement for any reason, Lessee shall have a period of six (6) months following such termination during which it may remove all or part of the above items at its sole cost and expense.  Owner may, at Owner’s discretion, require Lessee to remove all of Lessee’s equipment from the Property upon termination.  Any equipment remaining on the Property after six (6) months shall become the property of Owner.

2.6

Acquisition of Permits.  Lessee shall acquire all federal, state and county permits required for its operations.  Lessee shall be responsible for reclamation of only those areas disturbed by Lessee’s activities.  In the event that Lessee is required to post a

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reclamation bond, the bond will revert to Lessee upon satisfactory completion of the reclamation program.  Lessee will deliver copies of all permit applications to Owner within ten (10) days of filing such applications with various permitting authorities.

2.7

Commingling of Ore.  Lessee shall have the right to commingle ores from the Property with ores from other properties provided that Lessee shall first determine the weight or volume of, sample and analyze all such ores, metals, minerals and mineral products before they are so mixed or commingled and accounts for Owner’s share of production.  The right to commingle is granted for the purpose of transportation, storage, milling, processing, leaching and/or sale or disposition.  In the event that commingling occurs, any determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures.  The weight or volume and the analysis so derived shall be used as the basis of allocation of earned mineral production royalties payable to Owner under this Agreement in the event of a sale by Lessee of any materials that are so mixed or commingled.  Prior to commencing commingling, Lessee shall provide Owner with its commingling plan and allow Owner a period of sixty (60) days to review the plan and assure that Owner’s interests are protected.

2.8

Drill Logs and Assays.  Lessee shall, at Lessee’s cost, furnish to Owner copies of all drill logs, exploration information, assays, metallurgical studies, and other factual information (the “Data”) on or before January 31 of each year with respect to

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exploration and mining activities conducted during the previous calendar year.  Lessee shall also furnish Data to Owner not later than December 31 or any year in which Lessee chooses to terminate this Agreement or upon the expiration or other termination of this Agreement.

SECTION THREE

Inspection by Owner

3.1

Inspection of Property.  Owner, or Owner’s authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at Owner’s own risk and so as not to hinder unreasonably the operations of Lessee.  Owner shall indemnify and hold Lessee harmless from any damage, claim, or demand by reason of injury to Owner or Owner’s agents or representatives on the Property or the approaches thereto.

3.2

Inspection of Accounts.  Lessee agrees to keep accurate books of account reflecting the mining operations on the Property, and Owner shall have the right, either personally or through a qualified accountant of Owner’s choice and at Owner’s cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.  Owner shall contact Lessee in advance of any inspection to arrange a mutually convenient time.  All inspections shall be conducted at Lessee’s place of business or, if the accounts are maintained elsewhere, at such other location.  Owner may not inspect Lessee’s accounts more often than four times per year.

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SECTION FOUR

Taxes

Lessee shall pay all taxes levied or assessed upon the Property and any improvements placed on the Property by Lessee. Upon termination of this Agreement for any reason, taxes shall be apportioned between the parties on a calendar year basis for the remaining portion of the calendar year.  However, Owner shall not be liable for taxes on any tools, equipment, machinery, facilities, or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Agreement.

SECTION FIVE

Maintenance of Claims

5.1

Federal Claim Maintenance Fees.  Commencing with the 2005-2006 assess-ment year, and as long as this Agreement remains in effect, Lessee shall pay all federal claim maintenance fees required to maintain the Property in good standing.  Lessee shall make all federal payments to the Nevada Bureau of Land Management by August 1 of each year and provide written evidence of payment to Owner not later than August 10 of each year.  Lessee shall record an Affidavit and Notice of Intent to Hold in Elko County by October 1 of each year, and provide evidence of recording to Owner by October 10 of each year.  If Lessee terminates this Agreement after June 1 of any year, Lessee shall be responsible for all claim maintenance payments, both federal and county, for that assessment year.

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5.2

Assessment Work.  If the requirement of annual assessment work is restored by Congress, Lessee shall be responsible for the performance of qualified assessment work by September 1 of each assessment year.  Lessee shall record an Affidavit of Annual Assessment Work in Elko County by October 1 of each year and shall file an Affidavit of Annual Assessment Work with the Nevada Bureau of Land Management not later than December 1 of each year, with notice of such filings to be provided to Owner within ten (10) days.  In the event of termination after June 1 of any calendar year, Lessee shall be responsible for the performance of assessment work and all necessary filings for that assessment year.

5.3

Relocation, Amendment, and Patent.  At any time during which this Agreement is in effect, Lessee may, with the express written consent of Owner but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended, and patented claims shall be deemed to be covered by the provisions of this Agreement.

5.4

Mineral Leasing.  In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under the new laws, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section One.

SECTION SIX

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Termination and Default

6.1

Termination.  Lessee shall have the right to terminate this Agreement at any time by giving written notice to Owner.  In the event of termination for any reason, Lessee shall deliver to owner a notice of termination of the lease in a form acceptable for recording upon termination of this Agreement.

6.2

Default.  If Lessee fails to perform its obligations under this Agreement, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee written notice of default which specifies the obligation(s) which Lessee has failed to perform.  If Lessee fails to remedy a default in payment within fifteen days (15) of receiving the notice of default, or fails to remedy or commence to remedy any other default within thirty (30) days of receiving notice, Owner may terminate this Agreement and Lessee shall peaceably surrender possession of the Property to Owner.  Notice of termination shall be in writing and served in accordance with this Agreement.

6.3

Obligations Following Termination.  In the event of voluntary or involuntary termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Agreement except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Four; (2) to pay any advance and production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 2.5; (4) to fulfill its reclamation responsibility as stated

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in Section 2.6; (5) to satisfy any accrued obligations or liabilities; and (6) to satisfy any other obligation imposed by this Agreement or by law.

SECTION SEVEN

Notices and Payments

7.1

Notices.  All notices to Lessee or Owner shall be in writing and shall be sent certified or registered mail, return receipt requested, to the addresses below.  Notice of any change in address shall be given in the same manner.

TO OWNER:

Greg and Heidi Kuzma

P.O. Box 987

Truckee, California 96160

Telephone: (530) 582-4173

TO LESSEE:

Miranda U.S.A., Inc.

5900 Philoree Lane

Reno, Nevada 89511

Telephone: (775) 849-2348

Telecopier: (775) 849-2336

With a copy to:

Miranda Gold Corp

1410 - 800 W. Pender Street

Vancouver, British Columbia

Canada V6C 2V6

Telephone: (604) 689-1659

Telecopier: (604) 689-1722

With a copy to:

Richard W. Harris, Esq.

Harris & Thompson

6121 Lakeside Drive, Suite 260

Reno, Nevada 89511

7.2

Payments.  All payments shall be in U.S. currency payable to Owner at the

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address above.

SECTION EIGHT

Assignment

Lessee may not assign this Agreement without first obtaining Owner’s prior written consent, which shall not be unreasonably withheld.  Owner may consider the proposed assignee’s financial condition, litigation history, regulatory compliance history, and existing or past mineral production activity in deciding whether to grant or withhold consent to Lessee’s assignment of its rights under this Agreement.

SECTION NINE

Warranty of Title

9.1

Warranty.  Owner represents, to the best of Owner’s knowledge and belief at the execution of this Agreement, that Owner owns and possesses the unpatented mining claims described in Recital “A” and all lode mineral rights within the boundary of these claims, subject to the paramount title of the United States (but excepting those portions that may overlap adjacent fee lands); that the claims have been properly staked in accordance with industry standards; that the claims have been properly maintained through payment of federal claim maintenance fees to the Bureau of Land Management and by recording Affidavits and Notices of Intent to Hold with the Elko County Recorder’s Office; that the claims are valid under the mining laws of the United States and the State of Nevada; and that Owner has and will continue to have the right to

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commit the claims to this Agreement.  Owner further represents that all records have been filed with the Bureau of Land Management pursuant to 43 C.F.R., Subpart 3833, and Owner is not aware of any claim disputes, legal actions, or hazardous environmental conditions affecting the Property.  Owner does not represent that there exists a discovery of valuable minerals on any of the claims comprising the Property.

9.2

No Liability for Loss of Claims.   Lessee shall not be held liable for the loss of any claims due to any act of governmental agencies, provided that Lessee has taken all reasonable and legal means to protect and maintain such claims.

SECTION TEN

Force Majeure

10.1

Suspension of Obligations.  If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder (except the payment of advance minimum royalties, payment and performance of all obligations for maintenance of the claims, provision of adequate liability insurance, and other legal requirements for maintenance and protection of the Property),  the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure.  Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner in writing.  Lessee shall use reasonable diligence to remedy Force Majeure, but shall not be required to contest the validity of any law or regulation or any action or inaction of civil or military authority.

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10.2

Definition of Force Majeure.  “Force Majeure” means any cause beyond a party's reasonable control, including law or regulation; action or inaction of civil or military authority; inability to obtain any license, permit, or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil, gas, or geothermal resources under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God (but excepting any obligation to pay money).

10.3      Economic Force Majeure. During the extended term of this Agreement, Lessee shall have the right to suspend operations and hold the Property during periods of Economic Force Majeure.  “Economic Force Majeure” shall mean periods during which the price of gold or other mineral commodities is too low to allow economic recovery and sale of ore from the Property.  However, Lessee shall continue to pay advance royalties during conditions of Economic Force Majeure.

SECTION ELEVEN

Miscellaneous Provisions

11.1

Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

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11.2

Applicable Law.  The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Nevada.  Any action to resolve disputes between the parties shall be commenced and tried in the Second Judicial District Court, Washoe County, Nevada.

11.3

Notice of Non-Responsibility.  Owner may record a Notice of Non-Responsibility pursuant to NRS 108.234(1) stating that Owner will not be responsible for any existing or intended work, construction, alteration or repair of improvements on the Property.

11.4

Entire Agreement.  This Agreement terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

11.5

Recording Memorandum of Agreement.  The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Elko County, Nevada so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

11.6

Void or Invalid Provisions.  If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or

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invalidated thereby.

11.7

Time of the Essence.  Time is of the essence of this Agreement and each and every part thereof.

11.8

Confidentiality.  So long as this Agreement is in effect, all reports and data provided by Lessee to Owner shall be held in strictest confidence, and Owner shall not disclose such information without Lessee’s prior written consent.

11.9

No Partnership.  Nothing in this Agreement shall create a partnership between Owner and Lessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

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GREG KUZMA

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HEIDI KUZMA

MIRANDA U.S.A., INC., a Nevada

corporation

By:

KENNETH D. CUNNINGHAM,

President